Exhibit 10.2

CHANGE IN CONTROL SEVERANCE AGREEMENT
SIMSBURY BANK AND TRUST COMPANY

This Agreement is made and entered into, effective as of the 7th day of February, 2011, by and between Simsbury Bank & Trust Company, a state bank and trust company with its principal office and place of business at 981 Hopmeadow Street, Simsbury, Connecticut 06070 (“Bank”) and Michael L. Alberts, a resident of [town, state] (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is employed by Bank as Vice President – Commercial Relationship Manager;

WHEREAS, the Board of Directors of Bank considers it to be in the best interests of Bank and the stockholders of Bank to foster the continued employment of Executive in the event of a Potential Change-in-Control (as hereinafter defined), although no specific such event is now contemplated or foreseen;

WHEREAS, Bank desires to assure Executive of what it considers to be fair and reasonable terms in the event of a Change-in-Control (as hereinafter defined), and Executive so agrees;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

1.   Term of Agreement.

(a) Generally.  Except as provided in Section 1(b) hereof, (i) this Agreement shall be effective as of the date and year first above written, and shall continue in effect through December 31, 2011, and (ii) commencing on January 1, 2012, and each January 1 thereafter, this Agreement shall be automatically extended for one additional year unless, not later than September 30th of the preceding year, either party to this Agreement gives written notice to the other that the Agreement shall not be extended under this Section 1(a); provided, however, that no such notice by Bank shall be effective if prior to the date of such notice (i) a “Potential Change in Control” shall have occurred and the event giving rise thereto has not been terminated, abandoned or rescinded, or (ii) a “Change in Control” shall have occurred.

(b) Upon a Change in Control.  If a Change in Control shall have occurred at any time during the period in which this Agreement is effective, this Agreement shall continue in effect for (i) the remainder of the month in which the Change in Control occurred and (ii) a term of 12 months beyond the month in which such Change in Control occurred (such entire period hereinafter referred to as the "Protected Period").  Note that in certain circumstances defined and set forth below, provisions of this Agreement shall survive for longer than the period described above.

2.   Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

(a) A "Change in Control" shall be deemed to have occurred if, during the term of this Agreement:

(i) any Person directly or indirectly or acting through one or more other Persons first acquires ownership, control, or power to vote 25% or more of the voting common stock of Bank or a Controlling Person; or

(ii) any Person acquires or agrees to acquire all or substantially all of the assets and business of Bank or a Controlling Person; or

(iii) any Person (A) is a party to a merger, consolidation, or any other form of reorganization having substantially the same effect as a merger or consolidation, with Bank or a Controlling Person and (B) immediately prior to such transaction the Person had total assets as of the end of its most recent fiscal year equal to or greater than 100% of the total assets of Bank or the Controlling Person, as applicable, as of the end of its most recent fiscal year; or

(iv)  during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of Bank cease for any reason to constitute a majority of such Board, unless the election, or the nomination for election, of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period; or

(v) the Board of Directors of Bank, by vote of a majority of all the Directors (excluding Executive if Executive is a Director), adopts a resolution to the effect that a “Change in Control” has occurred for purposes of this Agreement.

(b) A "Potential Change in Control" shall be deemed to have occurred if:

(i) Bank or any Controlling Person enters into a letter of intent, memorandum of understanding, or definitive agreement providing for, or publicly announces that it is considering, one or more transactions, the consummation of which would result in the occurrence of a Change in Control;

(ii) any Person (including Bank) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or

(iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(c) A “Person” shall include a natural person, corporation, or other entity.  When two or more persons act as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of Bank common stock, such partnership, syndicate, or group shall be considered a Person.  Beneficial ownership shall be determined under the then current provisions of Securities Exchange Act Rule 13d-3; 17 C.F.R. § 240.13d-3.

(d) A “Controlling Person” shall mean a Person who directly or indirectly or acting through one or more other Persons owns, controls or has power to vote 50% or more of the voting common stock of Bank.

(e) Notwithstanding the definitions contained in Section 2 hereof, the formation by Bank of a bank holding company that is approved by the Board and the shareholders of Bank shall not in and of itself constitute either a Change in Control or a Potential Change in Control.

3.   Duties Upon Potential Change-in-Control.

In the event that a Potential Change-in-Control shall occur while Executive is employed by Bank, Executive agrees to remain in the employ of Bank, and in such event Bank agrees to continue to employ Executive in the offices then held by Executive with Bank and on the terms of employment then in effect until the earlier to occur of the following:  (i) the event giving rise to the Potential Change-in-Control shall have been abandoned or terminated; (ii) a Change-in-Control occurs; or (iii) the Board of Directors of Bank shall determine by vote of at least two-thirds (2/3) of all the Directors (excluding Executive if Executive is a Director) that Executive’s obligations under this Section 3 shall cease.  During the period covered by the preceding sentence, Executive shall render, to the best of Executive’s ability, such services as shall be required of Executive in order to explore and pursue fully the Potential Change-in-Control in accordance with directions, policies and determinations from time to time made by the Board of Directors of Bank and communicated to Executive.  During said period, Executive shall use reasonable best efforts to fulfill Executive’s responsibilities to Bank in the interests of Bank and the shareholders of Bank and as reasonably requested of Executive for such purposes.  The employment of Executive pursuant to the first sentence of this Section 3 may be terminated, without breach of this Agreement, either by Bank for Cause, Disability or Material Breach, or by Executive for Good Reason (as such terms are defined in Section 4(f) below).

4.   Termination.

(a) Termination by Bank for Cause, by Executive Without Good Reason, or by Reason of Death, Disability or Retirement.  If during the Protected Period Executive’s employment by Bank is terminated by Bank for Cause, by Executive without Good Reason, or because of Executive’s death, Disability or voluntary Retirement, Bank shall not be obligated to make any payments to Executive by reason of this Agreement other than (i) payment of amounts otherwise accrued and owing but not yet paid and (ii) any amounts payable under then-existing employee benefit programs at the time such amounts are due.

(b) Termination by Bank Without Cause or by Executive for Good Reason.  If during the Protected Period Executive’s employment by Bank is terminated by Bank without Cause or by Executive for Good Reason, subject to the provisions of Section 6 hereof, Executive shall be entitled to the compensation and benefits described in this Section 4(b).  If Executive’s employment by Bank is terminated prior to a Change in Control at the request of a Person engaging in a transaction or series of transactions that would result in a Change in Control, the Protected Period shall commence upon the subsequent occurrence of a Change in Control, Executive’s actual termination shall be deemed a termination occurring during the Protected Period and covered by this Section 4(b), Executive’s Date of Termination shall be deemed to have occurred immediately following the Change in Control, and Notice of Termination shall be deemed to have been given by Bank immediately prior to Executive’s actual termination.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

The compensation and benefits provided under this Section 4(b) are as follows:

(i) Bank shall pay Executive’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, and Executive shall receive all other vested amounts to which Executive is entitled under any benefit plan of Bank, at the time such payments are due under the terms of such benefit plan of Bank.

(ii) At the time specified in Section 4(d) hereof, Bank shall pay to Executive, in lieu of amounts which may otherwise be payable to Executive under any bonus plan for the year in which the Date of Termination occurs, an amount in cash equal to Executive’s annual target bonus that would be payable in cash for such year, multiplied by a fraction, (A) the numerator of which equals the number of days in such annual performance period during which Executive was employed by Bank and (B) the denominator of which is 365.

(iii) At the time specified in Section 4(d) hereof, Bank shall pay Executive, in lieu of any further salary, bonus or severance payments under the Bank’s Severance Plan or otherwise for periods subsequent to the Date of Termination, a lump sum amount in cash equal to the sum of:

(A) the greater of (I) Executive’s annual base salary in effect immediately prior to the Change in Control of Bank or (II) Executive’s annual base salary in effect at the time Notice of Termination is given; and

(B) the greater of (I) Executive’s annual target bonus for the year in which the Change in Control occurs or, (II) if no such target bonus has yet been determined for such year, Executive’s annual target bonus actually earned by Executive in the year immediately preceding the year in which the Change in Control occurs.

(iv) Stock options or restricted stock held by Executive at the time of Executive’s termination, the vesting of which is service based, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination notwithstanding anything to the contrary set forth in the plans and programs and the agreements and other documents pursuant to which such options or restricted stock were granted, and, in all other respects (including the period following termination during which such options may be exercised), such options or restricted stock shall be governed by the plans and programs and the agreements and other documents pursuant to which such options or restricted stock were granted.

(v) Any performance objectives upon which the earning of performance-based restricted stock or deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards are conditioned shall be deemed to have been met at target level at the date of termination, and restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards (to the extent then or previously earned, in the case of performance-based awards) shall become fully vested and non-forfeitable at the date of such termination notwithstanding anything to the contrary set forth in the plans and programs and the agreements and other documents pursuant to which such awards were granted, and, in all other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.

(vi) For the 12 consecutive month period immediately following Executive’s termination of employment, Bank shall arrange to provide Executive with health insurance benefits no less favorable than those which Executive was receiving immediately prior to the Notice of Termination.  If Executive elects after termination of employment continued coverage under Bank’s health plan in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then Executive shall continue to receive such individual and/or family health benefits coverage as Executive was receiving at the time of termination of employment with Bank with Executive paying the same portion of the cost of such coverage as existed at the time of Executive’s termination of employment, for so long during the continuation period as Executive elects to continue coverage and pays Executive’s portion of the costs of coverage.

(vii) At the time specified in Section 4(d) hereof, an amount equal to the aggregate amounts that Bank would have contributed on behalf of Executive under Bank’s 401(k) Plan, or similar qualified plan if any such plan shall be in effect, for a 12-month period following Executive’s termination of employment (plus a fixed earnings rate of 7% thereon) had Executive continued in the employ of Bank until the end of said period and made contributions under said plan at a rate, as a percentage of salary, equal to the rate at which Executive had made contributions to said plan in the plan year immediately preceding Executive’s termination.

(viii) At the time specified in Section 4(d) hereof, access to outplacement and job search services (including, but not limited to, office and secretarial expenses), with a value not to exceed $10,000, provided that such access shall apply only during the 12-month period following Executive’s termination of employment.

(ix) Bank shall not be obligated to continue any disability or disability income insurance or life insurance on behalf of Executive following the date of Executive’s termination of employment.  To the extent permitted under any contracts, programs or policies of such nature in effect at the time of such termination, Executive may continue at Executive’s sole cost and expense coverage thereunder for a period of up to 12 months.

(x) For a 12-month period following Executive’s termination of employment, to the extent permissible under the governing arrangement, Executive shall continue to receive such perquisites, other than those specified in the preceding subparagraphs above, as Executive was receiving at the time of termination of employment with, to the extent applicable, the same cost sharing with Bank as was in effect immediately prior to Executive’s termination of employment.

(xi) Bank shall reimburse Executive for the amount of any reasonable legal fees and expenses incurred by Executive in any successful action (whether or not arbitration or litigation shall be involved) to obtain or enforce any right or benefit provided to Executive by Bank hereunder or as confirmed or acknowledged hereunder.

(c) Section 280G Limit.  Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Bank, its successors, or any person affiliated with Bank (“Affiliate”) within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively “Total Payments”) would, in the determination of the independent certified public accounting firm then retained by Bank (the “Tax Advisor”), not be deductible (in whole or in part) by Bank, an affiliate of Bank or other person making such payment or providing such benefit as a result of Section 280G of the Code, or any successor to such Section, payments and benefits pursuant to this Agreement shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or payments and benefits pursuant to this Agreement are reduced to zero.  At the time of Executive’s termination, Bank shall obtain an appraisal of the then current present value of the covenants by Executive set forth in Sections 7 and 8 of this Agreement, an amount of the total payments to be made to Executive under clause (ii) of Section 4(b) equal to said amount shall be for all purposes treated as a payment to Executive in consideration of such covenants and the remainder, if any, shall be treated as supplemental wage payments to Executive.  For purposes of the limitation contained in this Section 4(c), (i) no portion of the Total Payments the receipt of which Executive, in the determination of the Tax Advisor, shall have effectively waived prior to the date which is fifteen (15) days following termination of employment and prior to the earlier of the date of constructive receipt and the date of payment thereof shall be taken into account; and (ii) any reduction in the payments and benefits pursuant to Section 4(b) above shall be made from the payments and benefits to be made pursuant to clauses (i) through (xi) of Section 4(b) hereof, in such order as may be determined by Executive, except to the extent that such payments and benefits, in the determination of the Tax Advisor, are reasonable compensation within the meaning of Section 280G of the Code.  The determination of the Tax Advisor as to the deductibility of the Total Payments shall be completed not later than forty-five (45) days following Executive’s termination of employment, and such determination shall be communicated in writing to Bank, with a copy to Executive, within said forty-five (45) day period.  The determination of the Tax Advisor as to the deductibility of the Total Payments shall be deemed conclusive and binding on Bank and Executive and shall not be subject to the arbitration provisions of this Agreement. Bank shall pay the fees and other costs of the Tax Advisor hereunder.  In the event that the independent certified public accounting firm then retained by Bank is unable or declines to serve as Tax Advisor for purposes of making the foregoing determinations, Bank shall appoint another accounting firm of national reputation to serve as Tax Advisor.

(d) Time of Payment.  The payments provided for in clauses (ii), (iii), (vii) and (viii) of Section 4(b) hereof shall be made not later than the fifteenth day following the Date of Termination; provided, however, that if the amount of such payments cannot be finally determined on or before such day, Bank shall pay to Executive on such day an estimate, as determined in good faith by Bank, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination.  Notwithstanding the above, the Bank may delay any payment provided for herein until a date no later than the date that is six months following the Executive’s termination of employment, if, in the opinion of the Bank’s certified public accountants, such delay is necessary in order to avoid the imposition of an excise tax upon the Executive under Section 409A of the Code.  In all events, the Bank and the Executive intend that this Agreement shall be complaint with, and payments shall be made in accordance with, Section 409A of the Code, and this Agreement is to be interpreted accordingly.  Reimbursement amounts will be paid within the time frame set forth in Treas. Reg. § 1.409A-3(i)(1)(iv)(A).

(e) Notice.  During the Protected Period, any purported termination of Executive’s employment by Bank or by Executive shall be communicated by written Notice of Termination to the other party hereto.

(f) Certain Definitions.  Except as otherwise indicated in this Agreement, all definitions in this Section 4(f) shall be applicable during the Protected Period.

(i) Disability.  "Disability" shall mean Executive’s absence from the full-time performance of Executive’s duties with Bank for six consecutive months as a result of Executive’s incapacity due to physical or mental illness or disability, and within 30 days after written Notice of Termination is thereafter given Executive shall not have returned to the full-time performance of Executive’s duties.

(ii) Cause.  "Cause" shall mean termination on account of (A) the willful and continued failure by Executive to substantially perform Executive's duties with Bank (other than any such failure resulting from Executive's incapacity due to physical or mental illness or Disability or any failure after the issuance of a Notice of Termination by Executive for Good Reason) which failure is demonstrably and materially damaging to the financial condition or reputation of Bank and/or its affiliates, and which failure continues more than 48 hours after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or (B) the willful engaging by Executive in conduct which is demonstrably and materially injurious to Bank or its affiliates, monetarily or otherwise.  No act, or failure to act, on Executive’s part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of Bank.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this Section 4(f)(ii) and specifying the particulars thereof in detail.

(iii) Good Reason.  "Good Reason" shall mean, without Executive's express written consent, the occurrence upon or within two years after a Change in Control of any of the following circumstances.  The Executive must give written notice to the Company of the Good Reason condition within 90 days of the initial existence of such condition, and the Company will be afforded the right to fully cure the condition within 30 days following receipt of such notice:

(A) the assignment to Executive of any material duties inconsistent with the position in Bank that Executive held immediately prior to the Change in Control, or a material adverse alteration in the nature or status of Executive's responsibilities or the conditions of Executive's employment from those in effect immediately prior to such Change in Control (excluding inadvertent actions that are promptly remedied);

(B) a material reduction in Executive’s annual base salary as in effect immediately prior to the Change in Control;

(C) a material reduction in Executive’s perquisites as in effect immediately prior to the Change in Control as the same may be increased from time to time except for across-the-board perquisite reductions similarly affecting all senior executives of Bank and all senior executives of any Person in control of Bank;

(D) the relocation of the principal place of Executive’s employment to a location more than 50 miles from Executive’s principal place of employment immediately prior to the Change in Control;

(E) the failure by Bank to pay to Executive any portion of Executive’s compensation or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of Bank within seven days of the date such compensation is due;

(F) the failure by Bank to continue in effect any material compensation or benefit plan in which Executive participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Bank to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(G) the failure of Bank to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11 hereof; or

(H) any purported termination of Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(f)(v) hereof, which purported termination shall not be effective for purposes of this Agreement.

(iv) Retirement. “Retirement” shall mean Executive’s voluntary retirement from Bank in accordance with the retirement policy of Bank, including early retirement, generally applicable to its executives or in accordance with any retirement arrangement with respect to Executive established by the Board with the consent of Executive.

(v) Notice of Termination.  "Notice of Termination" shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(vi) Date of Termination.  "Date of Termination" shall mean (A) if Executive’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such 30-day period) or (B) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a termination for Good Reason, shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given).  In all cases, however, the Date of Termination shall be determined in a manner consistent with the “separation from service” rules in effect under Section 409A of the Code.

5.   Mitigation.

So long as Executive shall not be in breach of any provisions of Sections 7 or 8, Executive shall not be required to mitigate the amount of payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment or benefit provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Bank, or otherwise.

6.   Release.

As a condition of receiving payments or benefits provided for in this Agreement, at the request of Bank, or its successor, Executive shall execute and deliver for the benefit of Bank and any Controlling Person, a general release in substantially the form set forth in Attachment A hereto, and such release shall become effective in accordance with its terms. The failure or refusal of Executive to sign such a release or the revocation of such a release shall cause the termination of any and all obligations of Bank to make payments or provide benefits hereunder, and the forfeiture of Executive's right to receive any such payments and benefits, and will not absolve the Executive from his or her obligations hereunder.  Executive acknowledges that Bank has advised Executive to consult with an attorney prior to signing this Agreement and that Executive has had an opportunity to do so.  If any payments hereunder are conditioned upon the Executive’s execution of a general release, and if the period for consideration and revocation of the general release spans two of the Executive’s tax years, then the payment or payments at issue will be paid upon the later of (i) the end of the revocation period (assuming no revocation is made), or (ii) the first pay period occurring in the second tax year.

7.   Confidential Information.

Executive understand that in the course of Executive's employment by Bank, Executive will receive or have access to confidential information concerning the business or purposes of Bank which Bank desires to protect.  Such confidential information shall be deemed to include, but not be limited to, Bank’s customer lists and information, and employee lists, including, if known, personnel information and data.  Executive agrees that Executive will not, at any time during the period ending two years after the Date of Termination, reveal to anyone outside Bank or use for Executive's own benefit any such information without specific written authorization by Bank.  Executive further agrees not to use any such confidential information or trade secrets in competing with Bank at any time.

8.   Non-Competition and Non-Disclosure; Non-Disparagement; Certain Forfeitures.

(a) Non-Competition.  In consideration for the compensation and benefits provided under this Agreement, without the consent in writing of the Board of Bank, Executive will not, at any time during the term of this Agreement and for a period of one year following Executive’s termination of employment during the Protected Period, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business of any bank, bank holding company, savings bank, savings and loan association, savings and loan holding company, or other institution engaged in the business of accepting deposits or making loans, or any direct or indirect subsidiary or affiliate of any such entity, that maintains an office in any town in which Bank maintains an office as of Executive’s date of termination or in any town in which Bank had plans to open an office within six months after Executive’s date of termination; (ii) induce any customers of Bank or any of its affiliates with whom Executive had contacts or relationships, directly or indirectly, during and within the scope of Executive’s employment with Bank, to curtail or cancel their business with Bank or any such affiliate; (iii) induce or attempt to influence any employee of Bank or any affiliate to terminate employment; or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous twelve months was an employee of Bank or any such affiliate; provided, however, that activities engaged in by or on behalf of Bank are not restricted by this covenant. The provisions of clauses (i), (ii), (iii), and (iv) above are separate and distinct commitments, each independent of the other subparagraphs.  It is agreed that the ownership of not more than one percent (1%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 8(a).

(b) Non-Disparagement.  Executive shall not, at any time during the term of this Agreement or thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Bank or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.

(c) Injunction.  Executive hereby acknowledges that Executive’s services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that Bank, in enforcing the covenants contained in Sections 7 and 8 herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining him in the event of a breach, actual or threatened, of the agreements and covenants contained in such Sections.

(d) Scope.  The parties hereto believe that the restrictive covenants contained in Sections 7 and 8 hereof are reasonable.  However, if at any time it shall be determined by any court of competent jurisdiction that these Sections or any portion of them as written, are unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.

(e) Provision Not Applicable.  The provisions of this Section 8 shall not apply if Bank shall be prohibited under Section 14 below from making any payments to Executive pursuant to Section 4(b) above.

9.   Right of Discharge.

Subject to the obligations to make the payments specified in Section 4(b), and subject to the obligations of Bank under any employment agreement that may exist between Bank and Executive, it is expressly agreed that, except as set forth in Section 3 above, Bank shall have the right to discharge or terminate Executive at any time and for any reason, or no reason.

10.   Exclusivity.

It is understood and agreed that if any payments are due and made to Executive under this Agreement then no payments will be due or required, and Bank shall not in any respect be obligated to Executive, under any severance pay plan, agreement, or arrangement that might otherwise be applicable to Executive, or under or by reason of any employment severance pay or similar agreement between Bank and Executive, including without limitation the Executive Severance Pay Agreement executed on the same date as this Agreement.

11.   Successors; Binding Agreement.

(a) Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Bank, and in the case of an acquisition of Bank in which the corporate existence of Bank continues, the ultimate parent company following such acquisition, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Bank would be required to perform it if no such succession had taken place.  As used in this Agreement, "Bank" shall mean Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  In the event of Executive's death following becoming entitled to payments hereunder but prior to completion of such payments, all amounts otherwise payable to Executive hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

12.   Notice.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered, (b) sent by Federal Express or other similar overnight service or (c) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.  In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mail by delivery to the U.S. Post Office.

If to Executive, to:

Michael L. Alberts
[address]
[address]

If to Bank, to:

Simsbury Bank & Trust Company
981 Hopmeadow Street
Simsbury, CT 06070
Attn: President and Chief Executive Officer

13.   Dispute Resolution.

(a) Negotiation.  Bank and Executive shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the designated representative of the Board of Bank and Executive.  Any party may give the other party written notice of any dispute in accordance with the notice procedures set forth in Section 12.  Within 15 days after delivery of the notice, the receiving party shall submit to the other, in accordance with the notice procedures set forth in Section 12, a written response.  The notice and response shall include a statement of that party’s position and summary of arguments supporting that position.  Within 30 days after delivery of the initial notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b) Mediation.  If the dispute has not been resolved by negotiation as provided herein within 45 days after delivery of the initial notice of negotiation, or if the parties failed to meet within 30 days after delivery, the parties shall endeavor to settle the dispute by mediation under the CPR Mediation Procedure then currently in effect; provided, however, that if one party fails to participate in the negotiation as provided herein, the other party may initiate mediation prior to the expiration of the 45 days.  Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

(c) Arbitration.  Any dispute arising under or in connection with this Agreement which has not been resolved by mediation as provided herein within 45 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three independent and impartial arbitrators, of whom each party shall designate one and the two so designated shall designate the third; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party may commence arbitration prior to the expiration of the time periods set forth above.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Hartford, Connecticut.  For purposes of entering any judgment upon an award rendered by the arbitrators, Bank and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Connecticut, (ii) any of the courts of the State of Connecticut, or (iii) any other court having jurisdiction.  Bank and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Subject to subsection (e) of this Section 13, Bank shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13(c). Notwithstanding any provision in this Section 13(c), Executive shall be entitled to seek specific performance of Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(d) Interest on Unpaid Amounts.  Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 13 but which has not been timely paid shall bear interest at the prime rate as quoted by Bank at the time such amount first becomes payable.

(e) Costs of Proceedings.  Bank shall pay all costs and expenses, including all attorneys' fees and disbursements, of Bank and, at least monthly, Executive, in connection with any proceedings undertaken pursuant to this Section 13, whether or not instituted by Bank, or Executive, relating to the interpretation or enforcement of any provision of this Agreement; provided that if Executive instituted the proceeding and a finding is entered that Executive instituted the proceeding in bad faith, Executive shall pay all of Executive’s costs and expenses, including attorneys' fees and disbursements.  Any payments made under this Section 13(e) shall be in conformance with Section 4(b)(xi) above.

14.   Regulatory Limitation.

Notwithstanding any other provision of this Agreement, Bank shall not be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to Bank or its parent at the time such payment, benefit or amount is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation (“Prohibited Payment”).  If and to the extent Bank shall at a later date be relieved of the restriction on its ability to make any Prohibited Payment, then at such time Bank shall promptly make payment of any such amounts to Executive.

15.   Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of Bank and Executive under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.

16.   Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.   Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.   Entire Agreement.

This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a Change in Control (or other change in control) under any employee benefit plan, agreement, program, policy or arrangement of Bank.

IN WITNESS WHEREOF, Bank has caused this Agreement to be executed by a duly authorized officer, and Executive has executed this Agreement, effective as of the date first written above.

SIMSBURY BANK AND TRUST COMPANY

By /s/ Martin J. Geitz
Martin J. Geitz

Its President and Chief Executive Officer

EXECUTIVE

/s/ Michael L. Alberts
Michael L. Alberts

ATTACHMENT A

RELEASE

We advise Executive to consult an attorney before Executive signs this Release.  Executive has until the date which is seven (7) days after the Release is signed and returned to Simsbury Bank and Trust Company (“Bank”) to change Executive’s mind and revoke this Release.  Executive’s Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under Executive’s Change in Control Severance Agreement with Bank effective [              ] (the “Agreement”), and more specifically enumerated in Exhibit 1 hereto, by Executive’s signature below, Executive, for and on behalf of Executive, Executive’s heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge Bank its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company’s past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter  “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which Executive may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of Executive’s employment with the Company or the termination of that employment.  Executive agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Connecticut Fair Employment Practices Act, C.G.S. § 46a-51 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age.  Executive also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to Executive’s employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by Executive, that occurred on or before the date of this Release. Except to enforce this Release, Executive agree that Executive will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that Executive have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of:  (i) Executive’s rights under the Agreement or Executive’s right to enforce the Agreement;  (ii) any rights Executive may have to indemnification under any agreement, law, Company organizational document or policy, or otherwise; (iii) except as expressly provided in the Agreement, any rights Executive may have to benefits under the Company’s benefit plans; or (iv) Executive’s right to enforce this Release.

By signing this Release, Executive further agrees as follows:

i.           Executive has read this Release carefully and fully understands its terms;

ii.           Executive has had at least twenty-one (21) days to consider the terms of the Release;

iii.           Executive has seven (7) days from the date Executive signs this Release to revoke it by written notification to the Company.  After this seven (7)-day period, this Release is final and binding and may not be revoked;

iv.           Executive has been advised to seek legal counsel and have had an opportunity to do so;

v.           Executive would not otherwise be entitled to the benefits provided under Executive’s Agreement had Executive not agreed to execute this Release; and

vi.           Executive’s agreement to the terms set forth above is voluntary.

IN WITNESS WHEREOF, Executive has executed and delivered this release at Simsbury, Connecticut on the date indicated below.

Name:

Signature:	Date: